SUREWEST ANNOUNCES RESTRUCTURING INITIATIVE TO SUPPORT BROADBAND GROWTH STRATEGY AND REDUCE COSTS

Initiative Expected to Drive Positive Free Cash Flow
and an Estimated $6.0 Million Increase in EBITDA

ROSEVILLE, CA – May 25, 2010 – SureWest Communications (NASDAQ: SURW) today announced a company restructuring initiative to reduce its workforce by approximately 60 positions, or 7% of its overall workforce, including seven open/unfilled positions, 45 workers in its Sacramento market and eight workers in the Kansas City region. Affected positions are comprised of a range of levels across the company, including management and supervisor roles. The strategic restructuring is designed to enhance the company’s focus on its core Broadband segment and reduce costs.

Steve Oldham, SureWest’s president and chief executive officer, said, “This difficult decision follows a thorough analysis of the company's operations and strongest opportunities for growth. We are scaling the business to align with market opportunities, and we believe that focusing on our core residential and commercial Broadband service offerings is the right strategy for SureWest to better serve our customers, reduce costs and enhance shareholder value.

“Like many others in our industry, SureWest has been impacted by the trend of declining Telecom revenues from traditional telephone line losses and diminishing regulatory subsidies that companies like ours have depended on for years. While our Broadband segment is doing very well, we must address the reality of the Telecom industry, coupled with the effects of today’s current economic environment. We are committed to delivering innovative, market-leading services to our customers and will continue to invest in those high growth opportunities that return the greatest value, such as wireless carrier backhaul and data center services, and our recently launched Advanced Digital TV product.”

The company noted that in order to support affected employees and make the transition as smooth as possible, SureWest will be offering a range of benefits and resources, including severance.

As a result of today’s announcement, the company anticipates compensation-related cash savings of approximately $1.0 million in 2010, reaching an estimated annual cash savings rate of at least $5.0 million by 2011. It also expects to incur restructuring charges for severance and related costs of approximately $1.7 million in the second quarter 2010. Additional savings of approximately $1.0 million are expected due to reductions in consulting and advisory services.

While SureWest is eliminating positions in some areas of the organization, it will continue to hire positions that help grow its Broadband service offering. For example, the company expanded the number of direct residential sales reps in both regions, adding 11 employees since January 2010 with the goal of promoting SureWest’s triple-play bundle of residential television, Internet and Voice over IP phone services. Additionally, the company is maintaining the number of employees in its customer care operations to ensure SureWest customers are properly supported and remain extremely satisfied.

Today’s announcement follows other value enhancing initiatives the company has pursued as it transformed itself to focus on its core Broadband segment and create free cash flow. In 2007, SureWest sold its Directory Publishing business for $110 million. In 2008, the company sold its Wireless assets for $69 million and sold its Wireless Towers in 2009 for $9.2 million. Additionally, $1.6 million in annual cost savings was created from office space consolidation.

About SureWest
SureWest Communications (www.surewest.com) is a leading integrated communications provider and the bandwidth leader in the markets it serves. Headquartered in Northern California for more than 95 years, the company expanded into the Kansas City region in February 2008 with the acquisition of Everest Broadband, Inc. and offers bundled residential and commercial services that include IP-based digital and high-definition television, high-speed Internet, Voice over IP, and local and long distance telephone. SureWest was the nation’s first provider to launch residential HDTV over an IP network and offers one of the nation’s fastest symmetrical Internet services with speeds of up to 50 Mbps in each direction on its fiber-to-the-home network.

Safe Harbor Statement
Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate” or “project,” or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to, advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California, Kansas and Missouri in general, and in the greater Sacramento, California and greater Kansas City, Kansas and Missouri areas in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, and pending and future litigation.

# # #

Contacts:
Ron Rogers
Corporate Communications
916-746-3123
r.rogers@surewest.com

Misty Wells
Investor Relations
916-786-1799
m.wells@surewest.com